PRESS RELEASE

Scuzscon Walker
Verticalnet, Inc.
610-695-2301

swalker@verticalnet.com

Verticalnet Reports Financial Results for the Third Quarter of 2006

MALVERN, PA - November 14, 2006 — (BUSINESS WIRE) -Verticalnet, Inc. (Nasdaq:VERT), a leading provider of on-demand supply management solutions, today announced results for its third quarter ended September 30, 2006.

Revenues for the quarter ended September 30, 2006 were $4.2 million, as compared to $4.9 million for the quarter ended September 30, 2005. Verticalnet’s net loss for the quarter ended September 30, 2006 was $3.4 million, or ($0.42) per share, as compared to a net loss of $3.7 million, or ($0.57) per share, for the quarter ended September 30, 2005. Adjusted net loss from operations(a) for the quarter ended September 30, 2006 was $1.7 million, or ($0.20) per share, as compared to an adjusted net loss from operations(a) of $2.9 million, or ($0.45) per share, for the quarter ended September 30, 2005. For the quarters ended September 30, 2006 and 2005, weighted-average shares outstanding were approximately 8.1 million and 6.5 million shares, respectively.

Total operating expenses, including cost of revenues, for the quarter were $6.4 million, which included non-cash charges for stock based compensation of $350,000 and amortization and depreciation expense of $607,000 as compared to $8.9 million for the third quarter of 2005, which included non-cash charges for stock based compensation of $211,000 and amortization and depreciation expense of $785,000. Excluding these non-cash charges, total operating expenses would have decreased by $2.4 million or 31%, to $5.5 million for the quarter ended September 30, 2006 as compared to $7.9 million for the quarter ended September 30, 2005. Total operating expenses, including cost of revenues, but excluding these non-cash charges as well as non-cash goodwill charges, decreased by $807,000 or 13% from the second quarter of 2006.

The Company reported that billings(b) for the third quarter of 2006 were $4.4 million, a decrease from $5.1 million for the comparable period last year. Total deferred revenues increased by $537,000 or 13% versus the deferred revenue balance at the end of the second quarter of 2006 and increased by $1.2 million or 34% since the beginning of 2006. We believe that our increase in deferred revenues indicates the growth we are achieving in our on-demand subscription business through the signing of new customer subscriptions for which revenue has not yet been recognized.

Total software and software related revenues increased to $2.3 million for the third quarter of 2006, a 46% increase over the third quarter of the prior year. The software and software related revenues for third quarter of 2006 include $800,000 in perpetual software revenue associated with a restructuring of a legacy perpetual software agreement. Services revenues for the third quarter of 2006 were $1.8 million as compared to $3.3 million for the comparable period in the prior year, which included a $925,000 decline in revenues from two of Verticalnet’s largest historical accounts, which reflected revenues from legacy solutions that are not part of our go forward product offerings.

The third quarter of 2006 represented Verticalnet’s highest bookings quarter over the last several years and Verticalnet’s best software bookings(c) quarter in its history. Bookings were driven primarily by new customer contracts, broadening of existing customer relationships, as well as renewals of subscription software relationships. Software bookings(c) for the third quarter of 2006 were $4.6 million compared to $1.0 million for the comparable period in the prior year representing a 372% improvement over the prior year. Excluding the $1.0 million of bookings associated with the restructuring of a legacy perpetual software agreement, software bookings in the third quarter of 2006 represented a 270% increase over the same period in 2005. 78% of the total software and service bookings during the third quarter of 2006 are expected to be recognized as revenues in future quarters and 60% of the total potential billings are expected to be issued in future quarters as contractually agreed.

Over the past 12 months Verticalnet has executed a rigorous cost reduction strategy focused on aligning costs with sustainable revenue levels. Having focused on successful integration of four separate businesses between 2004 and 2005, the subsequent management effort has been on driving efficiency across the business. As a result of the cost reduction strategies, we have achieved significant reductions in cost of revenues and operating expenses for the third quarter of 2006 versus the same quarter in 2005. Compared to the same period in 2005, cost of revenues declined by 33%, research and development expenses declined by 34%, sales and marketing expenses declined by 24%, and general and administrative has remained relatively flat. We have achieved improved solution sales within our strategic lines of business and have continued investment across Verticalnet’s XE suite while we have undertaken cost reductions.

Verticalnet finished the third quarter of 2006 with $2.5 million in cash having consumed $677,000 in operations and $1.2 million in debt service over the quarter. As of December 31, 2006, the Company expects to have approximately $2.0 to $2.5 million in cash and cash equivalents based on expected receipts from signed contracts and contracts in negotiation, including repaying $1.3 million in debt service during the fourth quarter of 2006.

As of September 30, 2006, the Company’s current portion of long term debt, including convertible notes and other non-current liabilities, was $7.8 million. The Company is seeking to obtain the consent of the holders of our senior secured promissory notes to allow us to grant a security interest in our assets to the holder of our senior subordinated discounted promissory note (the “Discount Note”). If we are successful in obtaining that consent, the maturity date of the Discount Note will be extended to November 18, 2007 from January 31, 2007, the current portion of long term debt, convertible notes, and other non-current liabilities will be reduced to $3.1 million, and long term debt, convertible notes, and other non-current liabilities will be increased from $1.0 million to $5.7 million as of September 30, 2006. In addition, we are pursuing longer term options for restructuring our existing debt obligations.

“Our core business continues to see improved performance as reflected in our record quarter of bookings, our continued management of costs, and significant improvements in our adjusted results from operations,” stated Nathanael V. Lentz, President and CEO of Verticalnet. “Increasingly, customers are selecting Verticalnet for our leading supply management solutions as well as our proven on-demand delivery model and I am pleased with some of the leading brand-name customers who have signed with us over the past quarter. We expect the benefit of these relationships will be reflected in the quarters to come.” Lentz continued. “Despite new customer success and improved operating performance, we remain constrained by the structure of our current debt. We are committed to exploring paths to reduce this debt burden and position the business for accelerated growth.”

Business Highlights:

Verticalnet experienced a strong selling quarter with new total bookings of $6.9 million and software bookings of $4.6 million. Specific business highlights since the beginning of the third quarter include:

•	Continued success in head-to-head competitive wins versus all major competitors with a short-list win rate of over 65% for the period;

•	17 new contracts signed or committed with existing customers, including a major sale of our Verticalnet® Spend Manager application to a global consumer packaged goods (“CPG”) customer previously using Verticalnet® Negotiation Manager, multi-year software renewals to major hi-tech, retail, and CPG customers, and additional enablement and spend analysis services to a number of existing customers;

•	11 new customers, which include seven new software customers, were added during the third quarter. In addition, three existing software customers expanded their agreements to incorporate new software modules over the quarter. Since the beginning of the fourth quarter, Verticalnet has added two additional software customers and three additional services customers. During the third quarter and the fourth quarter to date approximately 88% of all new software contracts were on-demand subscriptions;

•	European momentum has continued with nine new European contracts signed over the quarter including four new software customers and significant services engagement to an existing customer; and

•	Verticalnet’s optimization-led category sourcing solution, XECS, saw strong wins across both the US and Europe with eight new contracts signed in the third quarter.

“Success builds on success and our record total bookings in the third quarter suggests that we are doing many things right” stated Lentz. “Our best sales weapons are our customers and the references they provide. Our goal is to turn our new customers into reference worthy customers and to continue to build on the base of customers who speak both of satisfaction and value delivery. Our corporate culture is built on a foundation of customer focus, not simply new business focus, because a foundation of customer satisfaction is a strong place from which to build a sustainable business.”

(a)	Adjusted net loss from operations is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. We believe that adjusted net loss from operations provides useful information to investors as it excludes transactions not related to the core cash operating business activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. All companies do not calculate adjusted net loss from operations in the same manner, and adjusted net loss from operations as presented by Verticalnet may not be comparable to adjusted net loss from operations presented by other companies. Included, following the financial statements, is a reconciliation of net loss to adjusted net loss from operations that should be read in conjunction with the financial statements.

(b)	Billings represents all invoices billed to customers during the quarter.

(c)	Software bookings represent all software and software related agreements entered into during the referenced period with new or existing customers.

About Verticalnet, Inc.

Verticalnet is a leading provider of on-demand supply management solutions that enable companies to identify and realize sustained value across the supply management lifecycle. Going beyond traditional spend management and sourcing approaches, Verticalnet’s solutions provide the visibility, insight and process control required to maximize the sustained value realization from supply management. Large enough to help customers attain supply management success worldwide, yet nimble enough to provide individual attention and remain focused on customer priorities, Verticalnet is helping Global 2000 companies and mid-market enterprises move their supply management efforts to the next level through an optimal blend of software, comprehensive services, and deep category knowledge and domain expertise.

Cautionary Statement Regarding Forward-Looking Information

This announcement contains forward-looking information that involves risks and uncertainties. Such information includes statements about growth in our on-demand subscription business, recognized revenues from bookings in future quarters, issued billings in future quarters, expected future cash balances, expected receipts from signed contracts and contracts in negotiation, continued improved performance, the benefit of customer relationships being reflected in the quarters to come, obtaining the consent of the holders of our senior secured promissory notes to allow us to grant a security interest in our assets to the holder of our senior subordinated discounted promissory note, extending the maturity date of the Discount Note from January 2007 to November 2007, pursuing options for restructuring debt obligations, exploring paths to reduce debt and positioning the business for accelerated growth, and turning our new customers into reference worthy customers and continuing to build on the base of customers, as well as statements that are preceded by, followed by or include the words “believes,” “plans,” “intends,” “expects,” “anticipated,” “scheduled,” or similar expressions. For such statements, Verticalnet claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to, the continued availability and terms of equity and debt financing to fund our business, our reliance on the development of our enterprise software and services business, competition in our target markets, our ability to maintain our listing on The Nasdaq Capital Market, economic conditions in general and in our specific target markets, our ability to use and protect our intellectual property, and our ability to attract and retain qualified personnel, as well as those factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, which have been filed with the SEC. Verticalnet is making these statements as of November 14, 2006 and assumes no obligation to publicly update or revise any of the forward-looking information in this announcement.

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Verticalnet is a registered trademark or a trademark in the United States and other countries of
Vert Tech LLC

Public Relations contact:	Investor Relations Contact:

Scuzscon Walker	Gene S. Godick

Verticalnet, Inc.	Verticalnet, Inc.

610-695-2301	610-240-0600

swalker@verticalnet.com	Investorelations@verticalnet.com

Verticalnet, Inc.
Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005 (4)	2006	2005 (4)
Revenues:
Software and software related	$2,343	$1,609	$5,774	$4,721
Services	1,830	3,289	6,500	10,497

Total revenues	4,173	4,898	12,274	15,218

Cost of revenues (1) :
Cost of software and software related	529	627	1,702	2,085
Cost of services	1,047	1,872	4,131	5,653
Amortization of acquired technology and customer contracts	272	268	768	747

Total cost of revenues	1,848	2,767	6,601	8,485

Gross profit	2,325	2,131	5,673	6,733

Operating expenses(1) :
Research and development	1,201	1,831	4,074	5,297
Sales and marketing	1,630	2,155	5,464	6,181
General and administrative	1,547	1,527	4,885	4,505
Litigation and settlement costs	6	154	1,032	192
Restructuring charges (reversals)	(21)	149	195	473
Impairment charge for goodwill	—	—	9,877	—
Amortization of other intangible assets	201	344	660	969

Total operating expenses	4,564	6,160	26,187	17,617

Operating loss	(2,239)	(4,029)	(20,514)	(10,884)
Interest and other expense (income), net (2)	1,145	(369)	1,489	(71)

Net loss	$(3,384)	$(3,660)	$(22,003)	$(10,813)

Adjusted net loss from operations (5)	$(1,652)	$(2,931)	$(7,035)	$(8,201)

Basic and diluted loss per common share: (3)
Net loss	$(0.42)	$(0.57)	$(2.89)	$(1.76)

Adjusted net loss from operations (5)	$(0.20)	$(0.45)	$(0.92)	$(1.33)

Weighted average common shares outstanding:
Basic and diluted (3)	8,061	6,457	7,616	6,161

(1) As of January 1, 2006, the Company adopted SFAS No. 123R. As a result we now record expenses relating to stock option awards. The following presents the impact of the adoption of SFAS No. 123R and stock based compensation charges had on various expense categories (in thousands):

	Three Months Ended
	September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Cost of revenues	$24	$41	$238	$84
Research and development	46	8	184	26
Sales and marketing	105	71	347	235
General and administrative	175	91	645	283

Total	$350	$211	$1,414	$628

(2)	During the three and nine months ended September 30, 2006, the Company recorded a benefit from changes in the fair value of derivative liabilities as well as interest expense and accretion on its long-term debt. In addition, during the nine months ended September 30, 2005 the Company recorded a $364,000 write-down related to a cost method investment.

(3)	During the three and nine months ended September 30, 2006 and 2005, the diluted earnings per share calculation was the same as the basic earnings per share calculation as all potentially dilutive securities were anti-dilutive.

(4)	Certain prior period amounts have been reclassified to conform with the current period’s financial statement presentation.

(5)	See “Reconciliation of GAAP Results to Non-GAAP Results and Other Financial Data” elsewhere in this press release.

Verticalnet, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	September 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$2,467	$4,576
Restricted cash	—	155
Accounts receivable, net	4,857	5,188
Prepaid expenses and other current assets	1,080	735

Total current assets	8,404	10,654
Property and equipment, net	1,000	1,288
Goodwill	9,643	19,331
Other intangible assets, net	2,643	4,003
Other assets	592	768

Total assets	$22,282	$36,044

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt, convertible notes, and other non-current liabilities	$7,754	$2,638
Accounts payable and accrued expenses	4,939	4,038
Deferred revenues	4,057	3,297
Total current liabilities	16,750	9,973
Long-term debt, convertible notes, and other non-current liabilities	1,028	3,675
Shareholders’ equity	4,504	22,396

Total liabilities and shareholders’ equity	$22,282	$36,044

Verticalnet, Inc.
Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2006	2005	2006	2005
Operating activities:
Net loss	$(3,384)	$(3,660)	$(22,003)	$(10,813)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	607	785	1,839	2,187
Stock-based compensation	350	211	1,414	628
Accretion of promissory notes and non-cash interest	777	218	1,820	218
Change in the fair value of derivative liabilities	(64)	(663)	(1,265)	(663)
Amortization of deferred financing costs	211	48	467	48
Impairment of goodwill	—	—	9,877	—
Write-down related to cost method investment	—	—	—	364
Other non-cash items	—	—	9	—
Change in assets and liabilities, net of effect of acquisition:
Accounts receivable	520	119	331	1660
Prepaid expenses and other assets	28	200	345	197
Accounts payable and accrued expenses	(259)	(491)	1,479	(1,401)
Deferred revenues	537	85	1,212	(141)
Net cash used in operating activities	(677)	(3,148)	(4,475)	(7,716)

Investing activities:
Capital expenditures	(11)	(80)	(77)	(322)
Acquisition related payments	—	(159)	(57)	(309)
Restricted cash	—	—	155	—
Proceeds from sale of cost, equity method, and available-for-sale investments	—	242	—	242

Net cash provided by (used in) investing activities	(11)	3	21	(389)

Financing activities:
Principal payments on long-term debt and obligations under capital leases	(1,022)	(290)	(1,364)	(656)
Proceeds from issuance of senior convertible notes, net	—	5,951	—	5,951
Proceeds from issuance of senior subordinated discount note, net	—	—	3,677	—
Proceeds from exercise of stock options and issuance of non-vested stock	3	65	11	73

Net cash provided by (used in) financing activities	(1,019)	5,726	2,324	5,368

Effect of exchange rate fluctuation on cash and cash equivalents	1	45	21	(88)

Net increase (decrease) in cash and cash equivalents	(1,706)	2,626	(2,109)	(2,825)
Cash and cash equivalents — beginning of period	4,173	3,919	4,576	9,370

Cash and cash equivalents — end of period	$2,467	$6,545	$2,467	$6,545

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$131	$13	$260	$29
Supplemental schedule of non-cash investing and financing activities
Conversion of and payments on senior convertible promissory notes and accrued interest into/with common stock	$331	$—	$2,394	$—
Financed insurance policies	—	—	663	816
Capital expenditures financed through capital lease arrangements	—	—	42	141
Issuance of common stock as consideration for the Digital Union acquisition	—	2,973	—	2,973
Issuance of warrants to private placement agent	—	35	—	35

Reconciliation of GAAP results to non-GAAP results and Other Financial Data

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2006	2005	2006	2005

Revenues:
Software and software related	$2,343	$1,609	$5,774	$4,721
Services	1,830	3,289	6,500	10,497

Total revenues	4,173	4,898	12,274	15,218
Total cost of revenues	1,848	2,767	6,601	8,485

Gross profit	2,325	2,131	5,673	6,733
Total operating expenses	4,564	6,160	26,187	17,617

Operating loss	(2,239)	(4,029)	(20,514)	(10,884)
Interest and other expense, net	1,145	(369)	1,489	(71)

Net loss	(3,384)	(3,660)	(22,003)	(10,813)

Non-GAAP adjustments:
Amortization of intangible assets	473	612	1,428	1,716
Restructuring charges (reversals)	(21)	149	195	473
Stock-based compensation	350	211	1,414	628
Accretion of promissory notes and non-cash interest	777	218	1,820	218
Amortization of deferred financing costs	211	48	467	48
Litigation costs	6	154	1,032	192
Impairment charge for goodwill	—	—	9,877	—
Change in the fair value of derivative liabilities	(64)	(663)	(1,265)	(663)

Adjusted net loss from operations	$(1,652)	$(2,931)	$(7,035)	$(8,201)

Basic and diluted loss per common share:
Net loss	$(0.42)	$(0.57)	$(2.89)	$(1.76)

Adjusted net loss from operations	$(0.20)	$(0.45)	$(0.92)	$(1.33)

Weighted average common shares outstanding:
Basic and diluted	8,061	6,457	7,616	6,161

Key Metrics	Three months ended September 30,
	2006	2005
Total billings	$4,442	$5,131
Software bookings	4,604	975